Exhibit 99.1

XL Capital Ltd XL House One Bermudiana Road Hamilton HM08

P. O. Box HM 2245 Hamilton HM JX Bermuda

Phone: Fax:	(441) 292-8515 (441) 292-5280

Press Release

Contact:	David R. Radulski	Carol A. Parker Trott
	Investor Relations	Media Relations
	(441) 294-7460	(441) 294-7290

XL CAPITAL LTD ANNOUNCES FIRST QUARTER 2010 RESULTS

•	P&C operations combined ratio of 100.5%
•	Book value per ordinary share of $26.38 at March 31, 2010, an increase of 7% from December 31, 2009
•	Net income of $128.0 million, or $0.37 per ordinary share
•	Operating income1 of $149.6 million, or $0.44 per ordinary share

HAMILTON, BERMUDA – May 4, 2010 – XL Capital Ltd (“XL” or the “Company”) (NYSE: XL) today reported its results for the first quarter of 2010.

Commenting on the Company’s performance, Chief Executive Officer Mike McGavick said:

” We are pleased to report solid results for XL’s first quarter of 2010, even as our industry incurred one of the heaviest levels of first quarter catastrophe activity in history.  Our P&C combined ratio of 100.5% included a 14.3 point impact from the Chilean earthquake and Windstorm Xynthia, partially offset by 6.9 points of positive prior year development.

” We believe these results demonstrate our continued commitment to disciplined underwriting and vigorous risk management.  We grew our top line by 2.3% over the prior year quarter, and did so in a manner we believe is consistent with that commitment.  In fact, when we strip out all the

1 Defined as net income (loss) attributable to ordinary shareholders excluding net realized gains and losses on investments, goodwill impairment charges, net realized and unrealized gains and losses on credit, structured financial and investment derivatives, net of tax, for the Company and its share of these items for the Company’s insurance company affiliates for the periods presented, and the gains recognized on the repurchase of the Company’s Series C preference ordinary shares, as well as foreign exchange gains or losses, net of tax.  “Operating income” and “annualized return on ordinary shareholders equity” based on operating income are “non-GAAP financial measures.” During the quarter, the Company amended its definition of operating income to exclude after-tax foreign exchange gains and losses.  The results from prior periods have been represented to conform to the current quarter’s presentation. See the schedule entitled “Reconciliation” at the end of this release for a reconciliation of “operating income” to net income (loss) attributable to ordinary shareholders.

changes from the prior year quarter, our underlying growth is stronger than it first appears.

 “Our operating income was $149.6 million in the first quarter, compared to $190.9 million in the same quarter last year.  While these results benefited from some favorable premium adjustments and the commutation of some further treaties in the Life book, the impact of these items only improved our already strong underlying earnings.

“We grew our book value for the fourth consecutive quarter, recording a 7% increase in book value per ordinary share to $26.38 and an 8% increase in tangible book value per ordinary share to $23.92. Total shareholders’ equity increased from $9.4 billion to $10.0 billion in the first quarter.

“Our annualized operating return on ordinary shareholders’ equity was 6.9% compared to 14.9% in the prior year quarter.  Without the impact of the Chilean Earthquake and Windstorm Xynthia, the annualized operating return on ordinary shareholders’ equity on this basis would have been 14.2%.

 Mr. McGavick concluded: “XL’s first quarter 2010 results continue trending in the right direction.  While the entire industry faces challenges in deploying capital and pricing discipline, we believe we can build on our success by providing XL’s brokers and customers the coverage they value.”

Three months ended March 31

(US dollars in thousands except per share amounts)

	Three months ended
	March 31	March 31
	2010	2009

Net income attributable to ordinary shareholders	$127,996	$178,379
Per ordinary share (diluted)	$0.37	$0.53

Operating income1	$149,612	$190,863
Per ordinary share (diluted)	$0.44	$0.57

The Company realized net income attributable to ordinary shareholders for the first quarter of $128.0 million, or $0.37 per ordinary share, compared to $178.4 million, or $0.53 per ordinary share for the first quarter of 2009.  Included in net income attributable to ordinary shareholders in the first quarter of 2009 was a gain of $211.8 million on the repurchase of Series C preference ordinary shares, compared to a gain to ordinary shareholders in the current quarter of $16.6 million on the further repurchase of Series C preference ordinary shares.

Operating income was $149.6 million, or $0.44 per ordinary share, compared to $190.9 million, or $0.57 per ordinary share in the first quarter of 2009. The results of our P&C operations were impacted by the current quarter’s catastrophe activity which contributed to a decrease in underwriting profit of $110.5 million compared to the prior year quarter.  This decrease was partially offset by an increase in net income from operating and investment affiliates of $57.0 million.

Net investment income for the quarter was $308.3 million compared to $348.0 million in the prior year quarter.  Net investment income on the P&C and Corporate portfolio decreased approximately 16% from the prior year quarter to $228.0 million.  This decrease was primarily due to lower investment yields, driven by both the impact of lower US LIBOR rates on floating rate structured credit assets, and higher allocations to lower yielding US Treasuries, agencies and cash as compared to the prior year quarter.

Pre-tax net realized investment losses for the quarter were $36.2 million compared to $251.9 million in the prior year quarter.  Net realized investment losses in the first quarter of 2010 included other-than-temporary impairments of $40.2 million which arose primarily on below investment grade structured credit securities.

During the current quarter, three treaties in our run-off Life operations were commuted. This contributed a pre-tax gain of $13.8 million

The annualized return on ordinary shareholders’ equity, based on operating income, was 6.9% for the quarter as compared to 14.9% in the prior year quarter.  Contributing to the decrease in annualized operating return on equity were greater catastrophe losses of $149.3 million in the quarter combined with the increase in total shareholders’ equity of $3.9 billion, or 63.5%, since March 31, 2009 due to the increase in value of investments.

During the quarter, the Company changed its definition of operating income to exclude after-tax foreign exchange gains and losses.  The results from prior periods have been represented to conform to the current quarter’s presentation.

P&C operations

Three months ended March 31
(US dollars in thousands)
	Three months ended March 31
	2010	2009

Gross premiums written	$1,922,313	$1,878,228
Net premiums written	1,596,525	1,505,311
Net premiums earned	1,263,601	1,321,687

Underwriting (loss) / income	(6,610)	103,852

Loss ratio	70.6%	59.8%
Expense ratio	29.9%	32.3%
Combined ratio	100.5%	92.1%

•
P&C gross written premiums increased 2.3% from the prior year quarter primarily due to new business growth, including the recapture of certain business lost in 2009, an increase in non-catastrophe premium adjustments and the weakening of the U.S. dollar compared to the first quarter of 2009.  This was partially offset by planned reductions in long term agreements and the impact of our previous withdrawal from two programs.

•	P&C net premiums written increased by 6.1% from the prior year quarter reflecting the change in gross written premiums as well as reductions in ceded premiums in the current quarter.

•	P&C net premiums earned comprised $897.0 million from the Insurance segment and $366.6 million from the Reinsurance segment for the first quarter 2010.

•
The loss ratio for the quarter was 70.6% compared to 59.8% for the first quarter of 2009.  Included in the current quarter loss ratio was prior year favorable development of $86.7 million compared to $90.2 million in the first quarter of 2009.  The effect of the slight reduction in favorable prior year development was offset by the impact of catastrophes, net of reinsurance and reinstatement premiums, of $181.1 million compared to $27.3 million in the prior year quarter. The Chilean Earthquake resulted in the recognition of losses, net of reinsurance and reinstatement premiums, of $159.7 million, of which $78.0 million was recognized in the Insurance segment and $81.7 million was recognized in the Reinsurance segment.  Windstorm Xynthia resulted in the recognition of losses, net of reinsurance and reinstatement premiums, of $21.4 million, of which $1.5 million was recognized in the Insurance segment and $19.9 million was recognized in the Reinsurance segment.

•
The current quarter expense ratio fell when compared to the prior year quarter from 32.3% to 29.9% due to decreases in both acquisition and operating ratios.  The acquisition ratio fell from 15.2% to 14.5% primarily due to a change in business mix in the Reinsurance segment, while the operating expense ratio decreased from 17.1% to 15.4% primarily due to restructuring costs in the prior year quarter.

•
The P&C combined ratio excluding prior year development and the impact of catastrophes for the quarter was 93.1% compared to 96.9% for the first quarter of 2009. Improvements in the combined ratio on this basis were seen in both the Insurance and Reinsurance segments.  The Insurance segment combined ratio on this basis was 96.4% for the quarter compared to 99.1% for the first quarter of 2009, while the Reinsurance segment combined ratio on this basis was 84.8% compared to 92.0% for the first quarter of the prior year.  The improvement in Reinsurance was due primarily to a change in business mix and the impact of premium adjustments.  The Insurance combined ratio in the first quarter of 2009 included restructuring charges of $30.9 million that contributed 3.4% to the combined ratio.

Capital Position

Book value per ordinary share was $26.38 at March 31, 2010 as compared to $24.60 at December 31, 2009, an increase of 7% during the quarter.

Net unrealized losses on investments, net of tax, were $648.0 million at March 31, 2010 compared with net unrealized losses, net of tax, of $1.2 billion at December 31, 2009.  The decreases in net unrealized losses for the quarter in the Company’s P&C and Life operations were principally due to favorable mark-to-market movements arising from tightening spreads, as well as declining interest rates.

At March 31, 2010, 53% of our $33.9 billion fixed income portfolio remained in cash, government, government-related or government-supported securities.

Further details of the results for the quarter and of the Company’s fixed income investment portfolio may be found in the Company’s Financial Supplement and Fixed Income Portfolio Data Supplement, respectively.  These documents are both dated May 4, 2010 and are available from the Investor Relations section of the XL Capital website.

The Company will host a conference call to discuss its first quarter results on Tuesday, May 4, 2010 at 5:00 p.m. Eastern Time.  The conference call can be accessed through a listen-only dial-

in number or through a live webcast.  To listen to the conference call, please dial (866) 617-1526 or (210) 795-0624, passcode: ‘xl global’. The webcast will be available at www.xlcapital.com and will be archived on XL’s website from approximately 8:00 p.m. Eastern Time on May 4, 2010, through midnight Eastern Time on June 4, 2010.  A telephone replay of the conference call will also be available beginning at 7:00 p.m. Eastern Time on May 4, 2010, until midnight Eastern Time on June 4, 2010, by dialing (800) 568-5006 or (402) 998-0083.

This press release contains forward-looking statements. Statements that are not historical facts, including statements about XL's beliefs, plans or expectations, are forward-looking statements. These statements are based on current plans, estimates, and expectations, all of which involve risk and uncertainty. Statements that include the words “expect,” “intend,” “plan,” “believe,” “project,” “anticipate,” “will,” “may” and similar statements of a future or forward-looking nature identify forward-looking statements. Actual results may differ materially from those included in such forward-looking statements and therefore you should not place undue reliance on them. A non-exclusive list of the important factors that could cause actual results to differ materially from those in such forward-looking statements includes (a) changes in ratings, rating agency policies or practices; (b) greater frequency or severity of claims and loss activity than XL's underwriting, reserving or investment practices anticipate based on historical experience or industry data; (c) changes in the projected amounts of reinsurance recoverables; (d) trends in rates for property and casualty insurance and reinsurance; (e) other changes in general economic conditions, including the effects of inflation and changes in interest rates, credit spreads, foreign currency exchange rates and other factors; (f) developments, including uncertainties related to the depth and duration of the current recession and to the financial condition of counterparties, reinsurers and other companies that are at risk of bankruptcy and affect XL’s business, and future volatility in the world's credit, financial and capital markets that adversely affect the performance and valuation of XL's investments or access to such markets; (g) the potential for changes to methodologies, estimations and assumptions that underlie the valuation of the Company's financial instruments that could result in changes to investment valuations; (h) changes to the Company's assessment as to whether it is more likely than not that the Company will be required to sell, or has the intent to sell, available-for-sale debt securities before their anticipated recovery; (i) the potential effects of regulatory developments in the jurisdictions in which the Company operates, including those which could impact the financial markets or increase XL's business costs and required capital levels; (j) the ability of XL's subsidiaries to pay dividends to the Company; (k) changes in the size of XL's claims relating to natural catastrophe losses due to the preliminary nature of some reports and estimates of loss and damage to date; (l) changes in applicable tax laws, tax treaties or tax regulations or the interpretation or enforcement thereof; (m) the satisfaction of conditions to the completion of XL’s previously announced redomestication to Ireland from the Cayman Islands within the expected time frame or at all; (n) XL’s ability to realize the expected benefits from the redomestication; (o) the occurrence of difficulties in connection with the redomestication; (p) any unanticipated costs in connection with the redomestication; and (q) the other factors set forth in XL's reports on Form 10-K, Form 10-Q, and other documents on file with the Securities and Exchange Commission. XL undertakes no obligation to update or revise publicly any forward-looking statement, whether as a result of new information, future developments or otherwise.

# # #

XL CAPITAL LTD
SUMMARY CONSOLIDATED FINANCIAL DATA
(U.S. dollars in thousands)

Income statement data:	Three months ended March 31 (Unaudited)
	2010	2009
Revenues: Gross premiums written: - P&C operations	$1,922,313	$1,878,228
- Life operations	112,901	135,112
Net premiums written: - P&C operations	1,596,525	1,505,311
- Life operations	104,666	121,585
Net premiums earned: - P&C operations	1,263,601	1,321,687
- Life operations	104,884	129,834
Net investment income	308,324	347,966
Net realized (losses) gains on investments	(36,176)	(251,937)
Net realized and unrealized (losses) gains on derivative instruments	(20,480)	(1,407)
Net income (loss) from investment affiliates	8,178	(26,893)
Fee income and other	8,418	12,158
Total revenues	$1,636,749	$1,531,408
Expenses: Net losses and loss expenses incurred	$892,200	$790,283
Claims and policy benefits	123,743	157,959
Acquisition costs	201,137	218,219
Operating expenses	229,108	268,387
Foreign exchange (gains) losses	(21,083)	(24,624)
Extinguishment of debt	-	-
Interest expense	49,070	61,341
Impairment of goodwill	-	-
Amortization of intangible assets	465	465
Total expenses	$1,474,640	$1,472,030
Net income (loss) before non-controlling interest, income tax and net income from operating affiliates	$162,109	$59,378
Income tax	29,836	45,953
Net (income) loss from operating affiliates	(11,606)	10,328

Net income (loss)	$143,879	$3,097

Non-controlling interest in net loss of subsidiary	(1)	-

Net income (loss) attributable to XL Capital Ltd	$143,880	$3,097

Preference share dividends	(32,500)	(36,534)
Gain on repurchase of Series C preference ordinary shares	16,616	211,816

Net income (loss) attributable to ordinary shareholders	$127,996	$178,379

XL CAPITAL LTD
SUMMARY CONSOLIDATED FINANCIAL DATA
(U.S. dollars in thousands, except per share amounts)

Selected balance sheet data:	As at March 31, 2010 (Unaudited)	As at December 31, 2009 (Note 1)
Total investments available for sale	$29,779,389	$29,307,171
Total fixed maturities, held to maturity	516,470	546,067
Cash and cash equivalents	3,375,519	3,643,697
Investments in affiliates	1,143,137	1,185,604
Unpaid losses and loss expenses recoverable	3,550,793	3,584,028
Total assets	45,776,670	45,579,675
Unpaid losses and loss expenses	20,670,113	20,823,524
Deposit liabilities	2,187,375	2,208,699
Future policy benefit reserves	5,115,700	5,490,119
Unearned premiums	3,938,736	3,651,310
Notes payable and debt	2,461,397	2,451,417
Redeemable series C preference ordinary shares	71,900	182,673
Total shareholders’ equity	10,041,563	9,432,417
Diluted book value per ordinary share	$26.38	$24.60
Basic book value per ordinary share	$26.42	$24.64

Note 1: Certain items have been reclassified to conform with the current period presentation.

XL CAPITAL LTD
 RECONCILIATION

The following is a reconciliation of the Company’s (i) net income (loss) attributable to ordinary shareholders to operating income (loss) (Note 1) and (ii) annualized return on ordinary shareholders’ equity (based on operating income (loss)) to average ordinary shareholders’ equity for the three months ended March 31, 2010 and 2009.

(U.S. dollars in thousands except per share amounts)

Three months ended March 31 (Unaudited)
	2010	2009
		(Note 3)
Net income (loss) attributable to ordinary shareholders	$127,996	$178,379
Net realized losses on investments, net of tax	36,242	242,864
Impairment of goodwill	-	-
Net realized and unrealized losses (gains) on investment derivatives, net of tax	16,871	1,480
Net realized and unrealized losses (gains) on credit and structured financial derivatives, net of tax	3,346	1,412
Net realized and unrealized (gains) losses on investments and derivatives of the Company's insurance company affiliates	(1,121)	123
Foreign exchange (gains) losses, net of tax	(17,106)	(21,579)
Gain on repurchase of Series C preference ordinary shares	(16,616)	(211,816)
Operating income (Note 1)	$149,612	$190,863
Per ordinary share results: (Note 2)
Net (loss) income attributable to ordinary shareholders	$0.37	$0.53
Operating income (Note 1)	$0.44	$0.57
Weighted average ordinary shares outstanding:
Basic	342,148,365	336,217,431
Diluted	342,759,685	336,218,306
Return on ordinary shareholders' equity:
Average ordinary shareholders' equity	$8,734,685	$5,127,454
Operating income (Note 1)	$149,612	$190,863
Annualized operating income (Note 1)	$598,448	$763,452
Annualized return on ordinary shareholders' equity - operating income (Note 1)	6.9%	14.9%

Note 1:  Defined as net income (loss) attributable to ordinary shareholders excluding net realized gains and losses on investments, goodwill impairment charges, net realized and unrealized gains and losses on credit, structured financial and investment derivatives, net of tax, for the Company and its share of these items for the Company’s insurance company affiliates for the periods presented, and the gains recognized on the repurchase of the Company’s Series C preference ordinary shares, as well as foreign exchange gains or losses, net of tax. “Operating income” and “annualized return on ordinary shareholders equity” based on operating income are “non-GAAP financial measures.” During the quarter, the Company amended its definition of operating income to exclude after-tax foreign exchange gains and losses. The results from prior periods have been represented to conform to the current quarter’s presentation. See the schedule entitled “Reconciliation” at the end of this release for a reconciliation of “operating income” to net income (loss) attributable to ordinary shareholders.

Note 2:  Diluted weighted average number of ordinary shares outstanding are used to calculate per share data except where they are anti-dilutive to earnings per share or where there is a net loss. When they are anti-dilutive or when a net loss occurs, basic weighted average ordinary shares outstanding are utilized in the calculation of net loss per share and net operating loss per share.

Note 3: Certain amounts have been reclassified to conform with the current period presentation.

Comment on Regulation G

These materials contain the presentation of (i) operating income (loss), which is defined as net income (loss) attributable to ordinary shareholders excluding net realized gains and losses on investments, goodwill impairment charges, net realized and unrealized gains and losses on credit, structured financial and investment derivatives, net of tax, for the Company and its share of these items for the Company’s insurance company affiliates for the periods presented and the gains recognized on the repurchase of the Company’s Series C preference ordinary shares, as well as foreign exchange gains or losses, net of tax and (ii) annualized return on ordinary shareholders’ equity (based on operating income (loss)). These items are “non-GAAP financial measures” as defined in Regulation G. The reconciliation of such measures to the most directly comparable GAAP financial measures in accordance with Regulation G is included above.

XL presents its operations in the way it believes will be most meaningful and useful to investors, analysts, rating agencies and others who use XL’s financial information in evaluating XL’s performance.  This presentation includes the use of "operating income (loss)" and "annualized return on ordinary shareholders' equity" based on operating income (loss). Investment derivatives include all derivatives entered into by XL other than weather and energy and credit derivatives (discussed further below).

Although the investment of premiums to generate income (or loss) and realized capital gains (or losses) is an integral part of XL’s operations and the Company’s insurance company operating affiliates, the determination to realize capital gains (or losses) is independent of the underwriting process.  In addition, under applicable GAAP accounting requirements, losses can be created as the result of other than temporary declines in value and from goodwill impairment charges without actual realization.  In this regard, certain users of XL’s financial information, including certain rating agencies, evaluate earnings before tax and capital gains to understand the profitability of the recurring sources of income without the effects of these two variables. Furthermore, these users believe that, for many companies, the timing of the realization of capital gains and the recognition of goodwill impairment charges are largely a function of economic and interest rate conditions.

In addition, with respect to credit derivatives, because XL and its insurance company operating affiliates generally hold financial guaranty contracts written in credit default derivative form to maturity, the net effects of the changes in fair value of these credit derivatives are excluded (similar with other companies’ treatment of such contracts) as the changes in fair value each quarter are not indicative of underlying business performance. Unlike these credit derivatives, XL’s weather and energy derivatives are actively traded (i.e., they are not held to maturity) and are, therefore, not excluded from net income as any gains or losses from this business are considered by management when evaluating and managing the underlying business.

The gains recognized on the repurchase of the Company’s Series C preference ordinary shares, are excluded as these transactions were capital in nature and outside the scope of the Company’s underlying business.

Foreign exchange gains and losses in the income statement are only one element of the overall impact of foreign exchange fluctuations on the Company’s financial position and are not representative of any economic gain or loss made by the Company.  Accordingly, it is not a relevant indicator of financial performance and it is excluded.

In summary, XL evaluates the performance of and manages its business to produce an underwriting profit. In addition to presenting net income (loss), XL believes that showing operating income (loss) enables investors and other users of XL’s financial information to analyze XL’s performance in a manner similar to how management of XL analyzes performance. In this regard, XL believes that providing only a GAAP presentation of net income (loss) makes it much more difficult for users of XL’s financial information to evaluate XL’s underlying business. Also, as stated above, XL believes that the equity analysts and certain rating agencies that follow XL (and the insurance industry as a whole) exclude these items from their analyses for the same reasons and they request that XL provide this non-GAAP financial information on a regular basis.

Return on average ordinary shareholders' equity (“ROE”) excluding net realized gains and losses on investments, goodwill impairment charges and net realized and unrealized gains and losses on credit and investment derivative instruments, net of tax, for the Company and its share of these items for the Company’s insurance company operating affiliates and foreign exchange gains or losses, net of tax (the “Exclusions”), is a widely used measure of any company’s profitability. Annualized return on average ordinary shareholders’ equity (minus the Exclusions) is calculated by dividing annualized net income (loss) attributable to ordinary shareholders minus the Exclusions for any period by the average of the opening and closing ordinary shareholders’ equity. The Company establishes target ROEs (minus the Exclusions) for its total operations, segments and lines of business. If the Company’s ROE (minus the Exclusions) return targets are not met with respect to any line of business over time, the Company seeks to re-evaluate these lines. In addition, the Company’s compensation of its senior officers is dependant upon, among other things, the achievement of the Company’s performance goals to enhance shareholder value which include ROE (minus the Exclusions) and its P&C combined ratio.